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This announcement is neither an offer to purchase nor a solicitation of an offer to purchase any securities. The U.S. Offer is made solely in the preliminary Prospectus dated November 9, 2000 and the related ADS Letter of Transmittal and Notice of Guaranteed Delivery and is not being made to, nor will tenders be accepted from or on behalf of, holders of Gener ADSs in any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of The AES Corporation by Deutsche Bank Securities Inc. or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                          NOTICE OF OFFER TO EXCHANGE
                   EACH OUTSTANDING AMERICAN DEPOSITARY SHARE
     (EACH AMERICAN DEPOSITARY SHARE REPRESENTS 68 SHARES OF COMMON STOCK)

                                       OF

                                   GENER S.A.

                    FOR COMMON STOCK OF THE AES CORPORATION
                            HAVING A VALUE OF $16.00

                                       BY

                          MERCURY CAYMAN CO. III, LTD.
                          A WHOLLY OWNED SUBSIDIARY OF
                              THE AES CORPORATION

     The AES Corporation, a Delaware corporation ("AES" or the "Company"), through its wholly owned subsidiary, Mercury Cayman Co. III, Ltd., a limited company organized under the laws of the Cayman Islands (the "Purchaser"), is offering, upon the terms and subject to the conditions set forth in the preliminary Prospectus, dated November 9, 2000 (the "Prospectus"), and the related ADS Letter of Transmittal and Notice of Guaranteed Delivery (which together constitute the "U.S. Offer"), to exchange a fraction of a share of common stock, par value $0.01 per share, of AES (the "AES Stock") with a value of $16.00 (such fraction to be determined by dividing $16.00 by the average of the high and low selling prices per share of AES Stock, as reported on the New York Stock Exchange Composite Transaction Tape, for each of the ten New York Stock Exchange trading days ending on the second New York Stock Exchange trading day immediately preceding the date on which the U.S. Offer expires, including any extensions thereof) for each outstanding American Depositary Share, representing 68 shares of common stock, no par value per share (each a "Gener ADS" and collectively the "Gener ADSs"), of Gener S.A., a corporation organized under the laws of the Republic of Chile ("Gener") which is properly tendered and not withdrawn prior to the expiration of the U.S. Offer. AES is also making, through Inversiones Cachagua Limitada, a corporation organized under the laws of the Republic of Chile, a separate offer to purchase up to 3,466,600,000 Gener shares for the Chilean Peso equivalent of $0.235294118, in cash, per Gener share (the "Chilean Offer"). The per share price in the Chilean Offer is equal, after adjusting for the fact that each ADS represents 68 Gener Shares, to the value of the AES Stock offered in exchange for each Gener ADS in the U.S. Offer.

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THE U.S. OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON MONDAY, DECEMBER 11, 2000, UNLESS EXTENDED.
--------------------------------------------------------------------------------

     The purpose of the U.S. Offer and the Chilean Offer is to enable AES to acquire control of, and a majority of the equity interest in, Gener. AES intends, as soon as practicable after consummation of the offers, to seek majority representation on Gener's board of directors.

     The U.S. Offer is conditioned upon, among other things: (i) Gener shareholder approval at a Gener shareholder meeting and the effectiveness under Chilean law of certain amendments to eliminate the provisions currently contained in Gener's Bylaws that limits to 20% the percentage of Gener voting stock which may be owned or voted, directly or indirectly, by any one shareholder directly or through related persons and which otherwise require Gener to comply with the provisions of Chilean Decree Law 3,500; (ii) AES being satisfied, in its sole discretion, that the proposed transaction between Gener and TotalFinaElf has been terminated or will not proceed; (iii) AES having made purchases of Gener shares in the Chilean Offer, such purchases being conditioned upon, among other things, (a) there having been tendered in the Chilean Offer a number of Gener Shares which constitutes at least a majority of the outstanding Gener Shares (including shares represented by ADSs) and (b) AES having obtained funds sufficient to purchase the 3,466,600,000 Gener Shares sought in the Chilean Offer; (iv) the selling price of shares of AES Stock on the New York Stock Exchange during the period from the date of the U.S. Offer through the expiration date of the U.S. Offer not having been less than $50.00; and (v) certain other customary conditions.

     The term "expiration date" means 12:00 midnight, New York City time, on Monday, December 11, 2000, unless AES extends the period of time for which the U.S. Offer is open, in which case the term "expiration date" means the latest time and date on which the U.S. Offer, as so extended, expires.

     Upon the terms and subject to the conditions of the U.S. Offer, including, if the U.S. Offer is extended or amended, the terms and conditions of any such extension or amendment, AES will accept for exchange, and will exchange, Gener ADSs validly tendered by the expiration date and not withdrawn, as soon as practicable after the later of the expiration date and the satisfaction or waiver of all of the conditions to the U.S. Offer. In addition, AES reserves the right, in its sole discretion and subject to applicable law, to delay the acceptance for exchange or the exchange of Gener ADSs in order to comply in whole or in part with any applicable law.

     In all cases, the exchange of Gener ADSs tendered and accepted for exchange pursuant to the U.S. Offer will be made only after timely receipt by the Exchange Agent of Gener ADRs for such Gener ADSs (or of a confirmation of a book-entry transfer of such Gener ADSs into the Exchange Agent's account at the Book-Entry Transfer Facility), a properly completed and duly executed ADS Letter of Transmittal (or facsimiles thereof) and all other required documents.

     For purposes of the U.S. Offer, AES shall be deemed to have accepted for exchange tendered Gener ADSs when, as and if AES shall give oral or written notice to the Exchange Agent of its acceptance of the tender of such Gener ADSs. The Exchange Agent will deliver AES shares in exchange for Gener ADSs pursuant to the U.S. Offer and cash in lieu of fractional AES shares as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for the tendering shareholders for the purpose of receiving AES shares and cash to be paid in lieu of fractional AES shares from AES and the Purchaser and transmitting such stock and cash to tendering shareholders.

     Gener ADSs tendered pursuant to the U.S. Offer are irrevocable, except that Gener ADSs tendered pursuant to the U.S. Offer may be withdrawn at any time prior to the expiration date of the U.S. Offer, and, unless theretofore accepted for exchange by AES pursuant to the U.S. Offer, may also be withdrawn at any time after January 11, 2001. If AES extends the period of time during which the U.S. Offer is open, is delayed in accepting for exchange the Gener ADSs or is unable to exchange the Gener ADSs pursuant to the U.S. Offer for any reason, then, without prejudice to its rights under the U.S. Offer, the Exchange Agent may, on AES's behalf, retain all Gener ADSs tendered and such Gener ADSs may not be withdrawn except as otherwise provided in the section of the Prospectus captioned "Our Offer--Withdrawal Rights." Any such delay will be an extension of the U.S. Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of the U.S. Offer and must specify the name of the person who tendered the Gener ADSs to be withdrawn and the number of Gener ADSs to be withdrawn and the name of the registered holder of Gener ADSs, if different from that of the person who tendered such Gener ADSs. If the Gener ADSs to be withdrawn have been delivered to the Exchange Agent, a signed notice of withdrawal with (except in the case of Gener ADSs tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Gener ADSs. In addition, such notice must specify, in the case of Gener ADSs tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular Gener ADRs evidencing the Gener ADSs to be withdrawn or, in the case of Gener ADSs tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Gener ADSs. Withdrawals may not be rescinded, and Gener ADSs withdrawn will thereafter be deemed not validly tendered for purposes of the U.S. Offer. However, withdrawn Gener ADSs may be tendered again by following one of the procedures described in the section captioned, "--Procedure for Accepting Our Offer" at any time prior to the expiration of the U.S. Offer.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by AES, in its sole discretion, which determination shall be final and binding. Neither AES, the Purchaser, the Dealer Manager, the Exchange Agent, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

     Subject to the applicable rules and regulations of the Securities and Exchange Commission, AES also reserves the right, in its sole discretion, at any time or from time to time, (a) to delay acceptance for exchange of or, regardless of whether AES has previously accepted Gener ADSs for exchange, exchange of any Gener ADSs pursuant to the U.S. Offer or to terminate the U.S. Offer and not accept or exchange any Gener ADSs not previously accepted, or exchanged, upon the failure of any of the conditions of the U.S. Offer to be satisfied and (b) to waive any condition or otherwise amend the U.S. Offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Exchange Agent and followed as promptly as practicable by public announcement thereof.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended, is incorporated herein by reference.

     We intend to make a request to Gener for the use of its shareholder registry and security position listings for the purpose of disseminating the U.S. Offer materials to holders of Gener shares and Gener ADSs. Under Chilean law, a company is required to make available to holders of its shares its shareholders registry. The Prospectus and the related ADS Letter of Transmittal and Notice of Guaranteed Delivery will be mailed to the Depositary as the record holder of Gener ADSs and will be furnished to brokers, banks, dealers, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Gener ADSs.

     THE PROSPECTUS AND THE ADS LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE U.S. OFFER.

     Questions and requests for assistance, or for additional copies of the Prospectus, the Letter of Transmittal, the Notice of Guaranteed Delivery or other U.S. Offer documents may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Holders of Gener ADSs may also contact brokers, dealers, commercial banks and trust companies or other nominees for assistance concerning the U.S. Offer. Copies of the foregoing will be furnished at AES's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of Gener ADSs pursuant to the U.S. Offer.

                  The Information Agent for the U.S. Offer is:

                             D. F. KING & CO., INC.

                                 77 Water Street
                            New York, New York 10005
                         Call Toll-Free: (800) 755-3105

                    The Dealer Manager for the U.S. Offer is:

                            DEUTSCHE BANC ALEX. BROWN

                          Deutsche Bank Securities Inc.
                         130 Liberty Street, 33rd Floor
                            New York, New York 10006
                         Call Toll-Free: (877) 305-4920

November 13, 2000